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Exhibit 10.21

December 15, 2003

Mr. Walter E. Leach, Jr.
Senior Vice President and Chief Financial Officer
FairPoint Communications, Inc.
521 East Morehead Street
Suite 250
Charlotte, North Carolina 28202

Dear Walt:

        This letter agreement shall supplement and modify your Employment Agreement with FairPoint Communications, Inc. dated as of January 20, 2000 (the "Employment Agreement"), which Employment Agreement shall expire by its own terms, without renewal, on December 31, 2003.

        Following expiration of your Employment Agreement at December 31, 2003, you shall continue as an employee at will, as provided in Section 1 of the Employment Agreement; provided, however, that the $6,000 annual allowance for long term disability and term life insurance premiums set forth in Section 2(b)(iv) of the Employment Agreement shall continue to be available to you, as will your use of a Company automobile (with reasonable expense reimbursement therefore). Should your employment be terminated thereafter by the Company without Cause (including upon a Change of Control), you shall be entitled to receive, in a lump sum payment from the Company, an amount equal to your Base Salary as of the date of termination for a period of twelve (12) months, plus all accrued and unpaid base salary and benefits as of the date of termination. In addition, the Company shall maintain your long-term disability, term life insurance and medical benefits described in Section 2(b)(iv) of the Employment Agreement for a period of twelve (12) months following the date of your termination.

        If the foregoing is acceptable to you, please indicate your concurrence with the terms of this letter agreement by signing below.

Sincerely,
/s/ GENE JOHNSON Gene Johnson

EBJ/bcs

ACCEPTED AND AGREED to as of the
15th day of December 2003

/s/ WALTER E. LEACH, JR. Walter E. Leach, Jr.

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  Exhibit 10.21